Exhibit 10.13

CONFIDENTIAL

ACTING-IN-CONCERT AGREEMENT

This acting-in-concert agreement (the “Agreement”) is executed by the following two parties on March 22, 2021:

(1)	Mr. Yiran Xu, a citizen and resident of the PRC (identity card no. 110102197206032311) (“Mr. Xu”);

(2)	Lucky Cookie Holdings Limited, a company incorporated under the law of British Virgin (“Lucky Cookie”, collectively with Mr. Xu, “Parties A”)

(3)	Mr. Yanzhi Wang, a citizen and resident of the PRC (identity card no. 110103198405040358) (“Mr. Wang”); and

(4)	Avatar Group Holdings Limited, a company incorporated under the law of British Virgin Islands (“Avatar”, collectively with Mr. Wang, “Parties B”).

Mr. Xu, Mr. Wang, Lucky Cookie, and Avatar are hereinafter collectively referred to as the “Parties”, and individually referred to as the “Party” as the context may require

WHEREAS:

(1)	Lucky Cookie and Avatar are the record owners of equity interest of MultiMetaVerse Inc. (“MMV”), a company incorporated under the law of Cayman Islands. Lucky Cookie is under the control of Mr. Xu and Avatar is under the control of Mr. Wang;

(2)	MMV plans to go public through either an initial public offering or a business combination with a publicly listed entity (each a “Going Public Transaction”). Upon completion of the Going Public Transaction, both Parties A and Parties B will directly or indirectly hold equity interest in a publicly listed entity, which could be MMV, its successor or certain other publicly listed entity (the “Public Entity”);

(3)	The Parties to this Agreement agree to act in concert in accordance with the arrangement of this Agreement.

CONFIDENTIAL

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.	Parties B undertake, that, with regard to any matter in relation to the Public Entity or any of the Public Entity’s subsidiaries, branches, affiliates and other entities directly or indirectly controlled by the Public Entity (collectively with the Public Entity, the “Group Companies” and each a “Group Company”), that is submitted to vote by the shareholders of any Group Company or requires any action to be taken by the shareholders of any Group Company (“Action-in-Concert Matters”), Parties B shall (i) consult and/or discuss with Parties A with regard to such Action-in-Concert Matter in advance; and (ii) take any action, including but not limited to vote, or cause to be voted, all of the shares of any Group Company held by them or their holding vehicles, or over which they have voting power or control, in accordance with the instructions of Parties A, both expressed and implied, with regard to such Action-in-Concert Matters, including but not limited to:

a.	appointment and removal of directors of any Group Company;

b.	approving or adjusting business plan or investment plan of any Group Company;

c.	approval or amendment of the annual budget and final accounts of any Group Company;

d.	any amendment to the Memorandum and Articles or the charter documents of any Group Company;

e.	any increase, decrease, cancellation, redemption, repurchase, consolidation, subdivision or other alteration of any authorized share capital, issued shares or registered capital of any Group Company or any issuance, allotment, purchase or redemption of any securities or instruments that are convertible into securities;

f.	any merger, division, sale event, reorganization, bankruptcy, liquidation, dissolution or change of corporate form of any Group Company;

g.	other material matters in relation to the operation or management of any Group Company.

2.	Parties B undertake, that, if Parties B are entitled to nominate any director of any Group Company, Parties B shall, with regard to any matter in relation to any Group Company that is submitted to vote by the directors of any Group Company or requires any action to be taken by the directors of any Group Company (“Director Action-in-Concert Matters”), Parties B shall (i) consult and/or discuss with Parties A with regard to such Director Action-in-Concert Matters in advance; and (ii) procure any incumbent director of any Group Company nominated by Parties B or whom they have control over to take any action, including but not limited to vote for or against such Director Action-in-Concert Matter, in accordance with the instructions of Parties A, both expressed and implied.

3.	The Parties hereby agree to take any and all such further actions, including but not limited to execute any additional documents (such as power of attorney), to give effect to the action-in-concert arrangement set forth above, to the extent required by applicable law and regulations.

CONFIDENTIAL

4.	Except otherwise specified herein, this Agreement shall not affect other rights and obligations of any Party as a shareholder of any Group Company, including but not limited to the right of information and inspection, and the right to receive dividend and distribution.

5.	This Agreement shall be effective on and from the date when the Going Public Transaction is completed.

6.	This Agreement shall be governed by the laws of British Virgin Islands without giving effect to the conflicts of law principles thereof.

7.	In the event the parties are unable to settle a dispute between them regarding this Agreement, such dispute shall be referred to and finally settled by arbitration at Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the Administered Arbitration Rules of HKIAC then in effect. The arbitration tribunal shall consist of three arbitrators to be appointed by Hong Kong International Arbitration Centre. The language of the arbitration shall be Chinese.

8.	If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the Parties. In such event, the Parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the Parties’ intent in entering into this Agreement.

9.	The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto, but shall not otherwise be for the benefit of any third party.

10.	Each Party hereto shall keep in confidence, and shall not use (except for the purposes of the transactions contemplated hereby) or disclose, any non-public information disclosed to it or its affiliates, representatives or agents in connection with this Agreement or the transactions contemplated hereby, except for disclosure required by applicable law or regulation. Each Party hereto shall ensure that its affiliates, representatives and agents keep in confidence, and do not use (except for the purposes of the transactions contemplated hereby) or disclose, any such non-public information, except for disclosure required by applicable law or regulation.

11.	An amendment of this Agreement is valid only if it is agreed in writing and signed by or on behalf of each Party to this Agreement.

12.	This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

CONFIDENTIAL

This Agreement has been entered into on the date stated at the beginning.

PARTIES A		PARTIES B

YIRAN XU		YANZHI WANG

/s/ Yiran Xu		/s/ Yanzhi Wang

LUCKY COOKIE HOLDINGS LIMITED		AVATAR GROUP HOLDINGS LIMITED

By:	/s/ Yiran Xu	By:	/s/ Yanzhi Wang

Name:		Name:

Title:		Title: